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                                                                     EXHIBIT 5.1
                                January 6, 1997

RPM, Inc.
2629 Pearl Road
P.O. Box 777
Medina, Ohio 44258


                  In connection with the filing by RPM, Inc., an Ohio corporation (the "Company"), with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, of a resale Registration Statement on Form S-3 (the "Registration Statement") with respect to up to 906,667 Common Shares, without par value, of the Company (the "Shares"), we have examined the following: (i) the Amended Articles of Incorporation and Code of Regulations of the Company, as the same are currently in effect; (ii) the form of Registration Statement on Form S-3 (including Exhibits thereto) to be filed with the Securities and Exchange Commission; and
(iii) such other documents as we deemed necessary to examine as a basis for the opinions hereinafter expressed. The Shares are to be issued to the selling shareholder named in the Registration Statement (the "Selling Shareholder") pursuant that certain Asset Purchase Agreement dated as of December 30, 1996 (the "Purchase Agreement") entered into by and among the Company, Bondo/Mar-Hyde Corporation (the successor corporation to Dynatron/Bondo Corporation), Marson Corporation , a Delaware corporation ("Marson") and Marson Canada, Inc., a Canadian corporation ("Marson Canada"). It is contemplated by the Purchase Agreement that the Registration Statement will be declared effective for resales of the Shares concurrently with the issuance of the Shares to the Selling Shareholder.

                  Based upon the foregoing, we are of the opinion that:

                  (i) The Company is incorporated and validly existing under the laws of the State of Ohio.

                  (ii) The Shares to be sold by the Selling Shareholder in the manner contemplated by the Registration Statement have been duly authorized and when issued to the Selling Shareholder in accordance with the terms of the Purchase Agreement will be legally issued, fully paid for and nonassessable.

                  We are attorneys licensed to practice law in the State of Ohio. The opinion expressed herein is limited solely to the laws of the State of Ohio and we express no opinion under the laws of any other jurisdiction.

                  This opinion is delivered to you solely in connection with the filing of the Registration Statement with respect to the Shares, and this letter and the opinion stated herein may not be relied upon for any other purpose or by any persons other than Directors and officers of the Company.
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                  We hereby  consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement and to the use of our name therein under the caption "Validity of Shares."

                                                  Very truly yours,



                                                  Calfee, Halter & Griswold LLP